                                                                     EXHIBIT (N)

                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

                                       FOR

                                FFTW FUNDS, INC.

     WHEREAS, FFTW Funds, Inc. (the "Fund") engages in business as an open-end management investment company and is registered as such under the Investment
Company Act of 1940, as amended (the "Act");

     WHEREAS, shares of common stock of the Fund currently consist of seventeen series (each, a "Portfolio," collectively, the "Portfolios");

     WHEREAS, the Fund wishes to adopt for each Portfolio, a Multiple Class Plan pursuant to Rule 18f-3 under the Act (the "Plan");

     WHEREAS, the Fund wishes to amend the Plan to add an "Investor Class" of shares and to designate the presently outstanding class of each Portfolio as the
"Advisor Class"; and

     WHEREAS, pursuant to a Distribution Agreement dated October 1, 2001, the
Fund employs Quasar Distributors, LLC ("Distributor") as distributor of the securities of which it is the issuer.

     NOW, THEREFORE, the Fund hereby adopts the Plan, in accordance with Rule
18f-3 under the Act on the following terms and conditions:

     1. FEATURES OF THE CLASSES. The Fund shall issue its shares of common stock in two classes for each Portfolio: "Advisor Class Shares" and "Investor Class
Shares." Shares of each class of a Portfolio shall represent an equal pro rata interest in the Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class of shares shall bear any Class Expenses, as described in Section 4 below; and (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangements and each class shall have separate voting rights on any other matter submitted to shareholders in which the interests of one class differ from the interests of the other class. In addition, Advisor Class and
Investor Class Shares shall have the features described in Sections 2, 4 and 5 below.

     2. SALES CHARGE STRUCTURE. Advisor Class and Investor Class Shares of the
Portfolios shall be offered at the then-current net asset value without the imposition of any front-end sales charge or a contingent deferred sales charge.

     3. SERVICE AND DISTRIBUTION PLANS. Each class of shares of the Fund
Portfolios shall adopt service and distribution plans having the following terms:

     (a) Advisor Class Shares. Advisor Class Shares of the Portfolios shall not be subject to a fee for Distribution Services. Distributor, on behalf of Advisor
Class Shares, may pay Authorized Dealers quarterly a service fee not to exceed an annual rate of 0.25% of the average daily net assets of a Portfolio's Advisor
Class Shares solely for Service Activities (as defined in paragraph (c)(2), below).

     (b) Investor Class Shares. Investor Class Shares of the Portfolios may pay
Distributor, or other broker-dealers, monthly a service fee not to exceed an annual rate of 0.25% of the average daily net assets of the Portfolio's Investor
Class Shares for Service Activities (as defined in paragraph (c)(2), below) as designated by Distributor. Distributor, on behalf of Investor Class Shares, also may pay Authorized Dealers quarterly a distribution fee at the annual rate of
0.25% of the average daily net assets of the Portfolio's Investor Class Shares for Distribution Services (as defined in paragraph (c)(1), below) provided to
Investor Class shareholders.

     (c) Distribution and Service Activities.

          (1) As used herein, the term "Distribution Services" shall include services rendered by Distributor, or other broker-dealers, in connection with any activities or expenses primarily intended to result in the sale of shares of a Portfolio, including, but not limited to, compensation to registered representatives or other employees of Distributor or to other broker-dealers that have entered into an Authorized Dealer Agreement with Distributor, compensation to and expenses of employees of Distributor who engage in or support distribution of a Portfolio's shares; telephone expenses; interest expense; printing of prospectuses and reports for other than existing shareholders; preparation, printing and distribution of sales literature and advertising materials; and profit and overhead, if any, on the foregoing.

          (2) As used herein, the term "Service Activities" shall mean activities in connection with the provision of personal, continuing services to investors in each Portfolio, excluding transfer agent and subtransfer agent services for beneficial owners of shares of a Portfolio, aggregating and processing purchase and redemption orders, providing beneficial owners with account statements, processing dividend payments, providing subaccounting services for Portfolio shares held beneficially, forwarding shareholder communications to beneficial owners and receiving, tabulating and transmitting proxies executed by beneficial owners; provided, however, that if the National
Association of Securities Dealers Inc. ("NASD") adopts a definition of "service fee" for purposes of Section 2830 of the NASD Conduct Rules that differs from the definition of "Service Activities" hereunder, or if the NASD adopts a related definition intended to define the same concept, the definition of
"Service Activities" in this Paragraph shall be automatically amended, without further action of the Board of Directors, to conform to such NASD definition.
Overhead and other expenses of Distributor or other broker-dealers that have entered into an Authorized Dealer Agreement with Distributor, related to its
"Service Activities," including telephone and other communications expenses, may be included in the information regarding amounts expended for such activities.

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     4. ALLOCATION OF INCOME AND EXPENSES.

     (a) The gross income of each Portfolio shall, generally, be allocated to each class on the basis of relative net assets. To the extent practicable, certain expenses (other than Class Expenses as defined below which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the net assets of each class of a Portfolio. These expenses include:

          (1) Expenses incurred by the Fund (for example, fees of Directors, auditors and legal counsel) not attributable to a Portfolio or to a particular class of shares of a Portfolio ("Corporate Level Expenses"); and

          (2) Expenses incurred by a Portfolio not attributable to any particular class of the Portfolio's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Portfolio's assets) ("Portfolio Expenses").

     (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a 12b-1 plan; (ii) service fees attributable to a specific class; (iii) transfer agent fees attributable to a specific class; (iv) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (v) Blue Sky registration fees incurred by a class; (vi) SEC registration fees incurred by a class; (vii) the expense of administrative personnel and services to support the shareholders of a specific class; (viii) litigation or other legal expenses relating solely to one class; and (ix) directors' fees incurred as a result of issues relating to one class. Expenses in categories (i) and (ii) above must be allocated to the class for which such expenses are incurred. All other "Class Expenses" listed in categories (iii)-(ix) above may be allocated to a class but only if the
President and Chief Financial Officer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class
Expenses, consistent with applicable legal principles under the Act and the
Internal Revenue Code of 1986, as amended.

     Therefore, expenses of each Portfolio shall be apportioned to each class of shares depending on the nature of the expense item. Corporate Level Expenses and
Portfolio Expenses will be allocated among the classes of shares based on their relative net asset values. Approved Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a
Class Expense can no longer be attributed to a class, it shall be charged to the
Fund for allocation among classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until such allocation is approved by the Board of Directors of the Fund in light of the requirements of the Act and the
Internal Revenue Code of 1986, as amended.

     5. EXCHANGE PRIVILEGES. Shares of one class of a Portfolio may be exchanged for shares of that same class of any other Portfolio at the NAV.

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     6. QUARTERLY AND ANNUAL REPORTS. The Directors shall receive quarterly and annual statements concerning all allocated Class Expenses and distribution and servicing expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the statements, only expenditures properly attributable to the sale or servicing of a particular class of shares may be used to justify any distribution or servicing fee or other expenses charged to that class. Expenditures not related to the sale or servicing of a particular class shall not be presented to the Directors to justify any fee attributable to that class. The statements, including the allocations upon which they are based, shall be subject to the review of the independent Directors in the exercise of their fiduciary duties.

     7. ACCOUNTING METHODOLOGY.

     (a) The following procedures shall be implemented in order to meet the objective of properly allocating income and expenses:

          (1) On a daily basis, the fund accountant shall calculate the Plan Fee to be charged to each 12b-1 class of shares by calculating the average daily net asset value of such shares outstanding and applying the applicable fee rate of the respective class to the result of that calculation.

          (2) The fund accountant will allocate designated Class Expenses, if any, to the respective classes.

          (3) The fund accountant shall allocate income and Corporate Level and
Portfolio Expenses among the respective classes of shares based on the net asset value of each class in relation to the net asset value of the Portfolio for
Portfolio Expenses, and in relation to the net asset value of the Portfolio for
Corporate Level Expenses. These calculations shall be based on net asset values at the beginning of the day.

          (4) The fund accountant shall then complete a worksheet, developed for purposes of complying with this Section of this Plan, using the allocated income and expense calculations from Paragraph (3) above, and the additional fees calculated from Paragraphs (1) and (2) above. The fund accountant may make non-material changes to the form of worksheet as it deems appropriate.

          (5) The fund accountant shall develop and use appropriate internal control procedures to assure the accuracy of its calculations and appropriate allocation of income and expenses in accordance with this Plan.

     8. WAIVER OR REIMBURSEMENT OF EXPENSES. Any expenses may be waived or reimbursed by Fischer Francis Trees & Watts, the Investment Adviser to the Fund,
by the Distributor or any other provider of services to the Fund without the prior approval of the Fund's Board of Directors.

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     9. EFFECTIVENESS OF PLAN. This Plan shall not take effect until it has been approved by votes of a majority of both (a) the Directors of the Fund and (b)
those Directors of the Fund who are not "interested persons" of the Fund (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     10. MATERIAL MODIFICATIONS. This Plan may not be amended to modify materially its terms unless such amendment is approved in the manner provided for initial approval in paragraph 10 hereof.

     11. LIMITATION OF LIABILITY. The Directors of the Fund and the shareholders of each Portfolio shall not be liable for any obligations of the Fund under this
Plan, and Distributor or any other person, in asserting any rights or claims under this Plan, shall look only to the assets and property of the applicable
Portfolio in settlement of such right or claim, and not to such Directors or shareholders.

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